UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

EHEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

April 30, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eHealth, Inc. that will be held on June 10, 2008 at 8:30 a.m. Pacific Daylight Time at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301.

Details regarding admission to the Annual Meeting of Stockholders and the business to be conducted are described in the Notice of Annual Meeting or the Important Notice Regarding Availability of Proxy Materials you received in the mail and the Proxy Statement. Included with the Proxy Statement is a copy of our 2007 Annual Report to Stockholders.

In connection with our 2008 Annual Meeting of Stockholders, we have elected to provide access to our proxy materials over the Internet to the beneficial holders of shares of our common stock under the Securities and Exchange Commission’s new “notice and access” rules. The Proxy Statement, Annual Report and proxy card have been mailed directly to stockholders of record.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Voting over the Internet, by telephone, by written proxy or by written voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether or not you attend in person. Please review the instructions on the proxy or voting instruction form regarding each of these voting options.

Also, please let us know if you plan to attend our annual meeting by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.

Thank you for your ongoing support of eHealth, Inc.

Sincerely yours,

Gary L. Lauer

Chairman of the Board of Directors, President

and Chief Executive Officer

EHEALTH, INC.

Notice of Annual Meeting of Stockholders

to be held on June 10, 2008

To the Stockholders of eHealth, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of eHealth, Inc., a Delaware corporation will be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Tuesday, June 10, 2008 at 8:30 a.m. Pacific Daylight Time for the following purposes:

1.	To elect two (2) Class II directors, Sheryl Sandberg and Christopher J. Schaepe, to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice or made available over the Internet. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on April 18, 2008 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponements, adjournments or continuations thereof.

All stockholders are invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder giving you the right to vote the shares.

By Order of the Board of Directors,

Bruce A. Telkamp

Secretary

Mountain View, California

April 30, 2008

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR THE ANNUAL MEETING BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED, OR, IN MOST CASES, BY USING THE TELEPHONE OR THE INTERNET. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE SECTION ENTITLED “QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING” IN THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY, VOTING INSTRUCTION FORM OR IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

PROXY STATEMENT

The Board of Directors of eHealth, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), is soliciting proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Tuesday, June 10, 2008 at 8:30 a.m. Pacific Daylight Time and for any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being mailed or made available to stockholders on or about April 30, 2008.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

Two proposals will be voted on at the Annual Meeting:

•

The election of two (2) Class II directors, Sheryl Sandberg and Christopher J. Schaepe, to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal; and

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

What are the recommendations of the board of directors?

Our board of directors unanimously recommends that you vote:

•	“FOR” election of the nominated Class II directors; and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment. If for any reason one or both of the nominees are not available as candidates for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on April 18, 2008 (the “Record Date”), there were 24,914,608 shares of our common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the common stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who is entitled to vote?

Stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share of common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” We have mailed the Proxy Statement, Annual Report and proxy card directly to stockholders of record.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered with respect to those shares the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. We have made the proxy materials available to the beneficial owners of our common stock on the Internet, or, upon your request, have delivered printed proxy materials to you.

How do I vote?

You may vote using any of the following methods:

•

By Mail. Stockholders of record of our common stock as of the Record Date may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated Class II directors and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. Stockholders who hold shares beneficially in street name and have requested to receive printed proxy materials may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet. Stockholders of record of our common stock as of the Record Date with Internet access may submit proxies by following the Internet voting instructions on their proxy cards. Stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the Important Notice Regarding Availability of Proxy Materials (the “Notice of Availability”) or, in the case of beneficial holders of shares in street name who have requested to receive printed proxy materials, by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you submit voting instructions over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•

By Telephone. Stockholders of record of our common stock as of the Record Date who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Stockholders who hold shares beneficially in street name, live in the United States or Canada and have requested to receive printed proxy materials may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

In person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

In the election of the Class II directors, you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to the nominees. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the Class II nominees to the board of directors, “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting).

What vote is required to approve each item?

In the election of directors, the person receiving the highest number of “FOR” votes at the Annual Meeting in person or by proxy will be elected. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008 requires the affirmative “FOR” vote of a majority of the voting power of the shares present and voting at the Annual Meeting in person or by proxy.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting. Abstentions have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

No. Our bylaws do not permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting the proxy accompanying this Proxy Statement from stockholders will be borne by us. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Who will serve as inspector of elections?

The inspector of elections will be a representative from Computershare Trust Company, N.A.

I am a stockholder of record, and I share an address with another stockholder. We received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting our corporate secretary at: 440 East Middlefield Road, Mountain View, CA 94043.

I am a beneficial holder of shares of the Company, and I received only a copy of the Important Notice Regarding Availability of Proxy Materials in the mail. How may I obtain a full set of the proxy materials?

In accordance with the “notice and access” rules recently adopted by the Securities and Exchange Commission, we may now furnish proxy materials, including this Proxy Statement and our 2007 Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them (our stockholders of record will receive paper copies of the proxy materials this year). Instead, the Notice of Availability, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Availability.

Date of Our Fiscal Year End.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2007 fiscal year and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our board of directors currently consists of seven directors. Our certificate of incorporation provides a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year.

Our Class II directors, whose terms will expire at the Annual Meeting, are Ms. Sheryl Sandberg and Mr. Christopher J. Schaepe. If elected, Ms. Sandberg and Mr. Schaepe will serve as directors until the Annual Meeting of Stockholders in 2011 and until their respective successors are elected and qualified, subject to earlier resignation or removal.

The names and certain information about the continuing directors in each of the three classes of the board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominees for election as Class II directors. If one or both of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person(s) as substitute nominee(s) as the board of directors may designate in place of such nominee(s).

Nominees for Class II Directors

The names of the nominees for Class II directors and certain biographical information about them as of the Record Date are set forth below:

Name	Age	Position and Offices Held with the Company	Director Since
Sheryl Sandberg(2)(4)	38	Director	2006
Christopher J. Schaepe(1)(3)	44	Director	1999

(1)	Member of the Audit Committee
(2)	Chairperson of the Compensation Committee
(3)	Chairperson of the Nominating and Corporate Governance Committee
(4)	Member of the Equity Incentive Committee

Sheryl Sandberg. Director. Sheryl Sandberg has served as a director since May 2006. Ms. Sandberg is the Chief Operating Officer of Facebook, an online social utility company, a position she has held since March 2008. From 2001 to March 2008, Ms. Sandberg was the vice president of global online sales and operations of Google Inc. Ms. Sandberg also is a former chief of staff for the United States Treasury Department and previously served as a management consultant with McKinsey & Company and as an economist with The World Bank. Ms. Sandberg holds a B.A. in economics from Harvard University and an M.B.A. from the Harvard Business School.

Christopher J. Schaepe. Director. Christopher Schaepe has served as a director since April 1999. Mr. Schaepe is a founding managing director of Lightspeed Venture Partners, an early-stage technology venture capital firm where he has served since 2000. Previously, Mr. Schaepe was a general partner at Weiss, Peck & Greer Venture Partners, which he joined in 1991. Mr. Schaepe also previously served in corporate finance and capital markets roles at Goldman Sachs & Co. after working as a software engineer at IBM. Mr. Schaepe holds B.S. and M.S. degrees in computer science and electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.

Required Vote and Board of Directors Recommendation

The candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected as directors to serve until their respective successors have been duly elected and qualified, subject to earlier resignation or removal.

The board of directors recommends a vote “FOR” election as directors of each of the nominees set forth above.

Directors Not Standing for Election

The following table sets forth certain information as of the Record Date about the continuing members of our board of directors who are not standing for election at the Annual Meeting. Director service terms expire at the Annual Meeting in the year set forth below.

Name	Age	Position with the Company	Class	Year Term Expires
Gary L. Lauer(4)	55	Chairman of the Board of Directors, President and Chief Executive Officer	III	2009
Steven M. Cakebread(1)	56	Director	III	2009
Scott N. Flanders(2)	51	Director	I	2010
Michael D. Goldberg(5)	50	Director	I	2010
Jack L. Oliver III(3)	39	Director	III	2009

(1)	Chairperson of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Member of Equity Incentive Committee
(5)	Member of Audit Committee

Gary L. Lauer. Chairman of the Board of Directors, President and Chief Executive Officer. Gary Lauer has served as our president and chief executive officer since December 1999, and as chairman of our board of directors since March 2002. Prior to joining us, Mr. Lauer was the chairman and chief executive officer of MetaCreations Corporation. Prior to MetaCreations, Mr. Lauer spent more than nine years at Silicon Graphics, Inc., a computing technology company, where he was a member of the senior executive team. Mr. Lauer started his career at IBM in sales and marketing management. Mr. Lauer holds a B.S. degree in finance and marketing from the University of Southern California Business School.

Steven M. Cakebread. Director. Steven Cakebread has served as a director since June 2006. Mr. Cakebread has served as the president and chief strategy officer of salesforce.com, a customer relationship management service provider, since February 2008 and as salesforce.com’s executive vice president and chief financial officer from May 2002 to February 2008. From April 1997 until April 2002, Mr. Cakebread served as senior vice president and chief financial officer at Autodesk, a software company. From April 1992 until April 1997, Mr. Cakebread was vice president of finance for Silicon Graphics World Trade. Mr. Cakebread holds a B.S. in business from the University of California at Berkeley and an M.B.A. from Indiana University.

Scott N. Flanders. Director. Scott Flanders has served as a director since February 2008. Mr. Flanders has served as the president and chief executive officer of Freedom Communications, Inc., a privately-owned media company, since January 2006 and as a member of its board of directors since 2001. From 1999 to December 2005, Mr. Flanders served as the chairman and chief executive officer of Columbia House Company, a direct marketer of music and video products, which was acquired by Bertelsmann AG in July 2005. Mr. Flanders holds a B.A. degree from the University of Colorado and J.D. from Indiana University. He is also a certified public accountant.

Michael D. Goldberg. Director. Michael Goldberg has served as a director since June 1999. In January 2005, Mr. Goldberg joined Mohr Davidow Ventures, a venture capital firm, as a general partner. From October 2000 to December 2004, Mr. Goldberg served as a managing director of Jasper Capital, a management and financial consultancy business. In 1995, Mr. Goldberg founded OnCare, Inc., an oncology practice management company, and served as its chairman until August 2001 and as its chief executive officer until March 1999. Mr. Goldberg previously served as president and chief executive officer of Axion, Inc., a cancer-focused healthcare service company. Mr. Goldberg serves on the board of directors of Genomic Health, Inc. Mr. Goldberg holds a B.A. in philosophy from Brandeis University and an M.B.A. from the Stanford Graduate School of Business.

Jack L. Oliver, III. Director. Jack Oliver has served as a director since December 2005. Since March 2005, Mr. Oliver has acted as chairman of Bryan Cave Strategies LLC, a government relations subsidiary of Bryan Cave LLP. Since August 2005, Mr. Oliver has been a senior advisor for Lehman Brothers with a focus on Lehman Brothers’ global client relationship management and private management businesses. Prior to his work at Bryan Cave Strategies, Mr. Oliver served on various political campaigns including those for the candidacies of Senator Jack Danforth, Senator Kit Bond, Senator John Ashcroft and Congressman Jim Talent. He is also a former deputy chairman of the Republican National Committee and was national finance director for President George Walker Bush’s presidential campaign. Mr. Oliver holds a B.A. degree in political science and communications from Vanderbilt University and a J.D. from the University of Missouri School of Law.

Board Independence

The board of directors has determined that each of its current directors, except Gary L. Lauer, is independent within the meaning of the NASDAQ Global Market director independence standards, as currently in effect.

Board of Directors Meetings

The board of directors held six meetings during 2007. Each of our directors serving on the board of directors during 2007 attended at least 75% of the meetings held by the board of directors and by the committees on which such director served during 2007, other than Joseph S. Lacob who attended three of the six meetings of our board of directors during 2007. Mr. Lacob resigned from our board of directors effective February 29, 2008. The independent members of our board of directors meet in executive session without management present on a regular basis.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee and an equity incentive committee, each of which has the composition and responsibilities described below. Each committee acts pursuant to written charters approved by the board of directors. The charters for the audit committee, compensation committee and nominating and corporate governance committee are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Audit Committee. The members of our audit committee are Messrs. Cakebread, Goldberg and Schaepe. Mr. Cakebread is the chairperson of the audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of the NASDAQ Global Market and the Securities and Exchange Commission. Our board of directors has also determined that Mr. Cakebread is an “audit committee financial expert” as defined in Securities and Exchange Commission rules. The audit committee held ten meetings during 2007.

Among other duties, our audit committee:

•	appoints a firm to serve as independent accountant to audit our financial statements;

•	discusses the scope and results of the audit with the independent accountant and reviews with management and the independent accountant our interim and year-end operating results;

•	considers the adequacy of our internal accounting controls and audit procedures;

•	approves (or, as permitted, pre-approves) all audit and non-audit services to be performed by the independent accountant; and

•	issues the report that the Securities and Exchange Commission requires in our annual proxy statement.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work. All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors are approved in advance by our audit committee, except that Ernst & Young LLP, our independent registered public accounting firm, identified certain nominal tax preparation and transition assistance services performed prior to our initial public offering in 2006 that were not pre-approved by the audit committee. The audit committee has since approved such services. The audit committee and Ernst & Young have concluded that, notwithstanding these instances, Ernst & Young is independent of us.

Compensation Committee. The current members of our compensation committee are Ms. Sandberg and Mr. Flanders. Mr. Goldberg resigned from service on our compensation committee and Mr. Flanders was appointed as a member of the compensation committee in February 2008. Ms. Sandberg replaced Mr. Goldberg as chairperson of the compensation committee in connection with this change. Our board of directors has determined that each member of our compensation committee meets the applicable requirements for independence of the NASDAQ Global Market. The purpose of our compensation committee is to assist our board of directors in determining the compensation of our executive officers and directors. The compensation committee held nine meetings during 2007.

Among other duties, our compensation committee:

•	approves the compensation of our executive officers and reviews and recommends approval of the compensation of our directors;

•	administers our equity incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	issues the report that the Securities and Exchange Commission requires the compensation committee to include in our annual proxy statement.

Nominating and Corporate Governance Committee. The members of our nominating and corporate governance committee are Messrs. Schaepe and Oliver. Mr. Schaepe is the chairperson of the nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the applicable requirements for independence of the NASDAQ Global Market. The nominating and corporate governance committee held five meetings during 2007.

Among other duties, our nominating and corporate governance committee:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate members of the board of directors and oversees the evaluation of the performance of our board of directors and of individual directors; and

•	reviews developments in corporate governance practices and makes recommendations to the board of directors concerning corporate governance matters.

Equity Incentive Committee. The members of our equity incentive committee are Ms. Sandberg and Mr. Lauer. Mr. Goldberg resigned from service on our equity incentive committee in February 2008 and Ms. Sandberg was appointed as his replacement. The equity incentive committee has the authority to grant equity-based awards within certain guidelines approved by the board of directors to employees and consultants who are not our executive officers or directors. Equity awards are granted by the equity incentive committee in accordance with the terms and conditions of the committee’s charter and the Equity Award Policy (see description below) adopted by our board of directors in November 2006. The equity incentive committee held two meetings during 2007.

Non-Employee Director Compensation

For their service in 2007, our non-employee directors received cash compensation of $12,000, paid in equal quarterly installments, and $2,500 per meeting of our board of directors attended. In addition, the chairperson of our audit committee received $10,000 for his service as audit committee chairperson, paid in quarterly installments, and the chairpersons of our compensation committee and our nominating and corporate governance committee each received $3,000 for their service on each such committee, paid in equal quarterly installments. Our non-employee directors are entitled to reimbursement of business, travel and other related expenses incurred in connection with their attendance at board of directors and board of directors committee meetings. Our non-employee directors also receive an initial grant of options and annual grants of options to purchase shares of our common stock pursuant to the automatic option grant program under our 2006 Equity Incentive Plan. See “Equity Benefit Plans—2006 Equity Incentive Plan—Automatic Option Grant Program” for additional information.

In October 2007, the compensation committee of our board of directors engaged Compensia, a compensation consulting firm, to review our director compensation practices. Compensia benchmarked our director compensation against the director compensation practices of companies determined to be our “peer” companies at the time of Compensia’s analysis. The peer companies included in Compensia’s analysis were similar to those used in connection with Compensia’s benchmarking of our executive officer compensation in January 2008. See “Executive Compensation—Compensation Discussion and Analysis—Peer Group Companies and Compensation Surveys Used to Benchmark Executive Officer Compensation—2008 Peer Group” for additional information.

In November 2007, the compensation committee recommended, and our board of directors approved, changes to our director compensation program based on Compensia’s October 2007 analysis. Effective January 1, 2008, the retainer for the audit committee chairperson was increased from $10,000 to $12,000, and the retainer for each of the chairpersons of the compensation committee and the nominating and corporate governance committee was increased from $3,000 to $5,000. In addition, effective January 1, 2008, the non-chairperson members of the audit committee receive an annual retainer for their service on the audit committee of $6,000, paid in quarterly installments, and the non-chairperson members of each of the compensation committee and the nominating and corporate governance committee receive an annual retainer for their service on each such committee of $2,500, paid in quarterly installments. Our compensation committee also recommended, and the board of directors approved, a change in the vesting schedule on the annual automatic stock option grant to non-employee directors from a four-year vesting schedule to a one year vesting schedule. See “Equity Benefit Plans—2006 Equity Incentive Plan—Automatic Option Grant Program” for additional information.

The following table summarizes compensation that our directors earned during 2007 for service on our board of directors and any applicable committee(s) thereof:

Name	Fees Earned or Paid in Cash		Stock Option Awards(1)	Restricted Stock Unit Awards(1)	Total
Gary L. Lauer(2)	$—		$—	$—	$—
Steven M. Cakebread	$37,000	(3)	$71,939	$—	$108,939
Michael D. Goldberg	$27,500	(4)	$71,939	$—	$99,439
Joseph S. Lacob	$19,500	(5)	$71,939	$—	$91,439
Kathleen D. LaPorte	$11,000	(6)	$—	$—	$11,000
Jack L. Oliver III	$27,000	(7)	$165,664	$55,942	$248,606
Sheryl Sandberg	$24,500	(8)	$71,939	$—	$96,439
Christopher J. Schaepe	$30,000	(9)	$71,939	$—	$101,939

(1)	Amounts shown do not reflect compensation actually received. Amounts shown reflect the grant date fair value of the stock options and restricted stock units granted, computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“SFAS 123R”). Our accounting policies regarding equity compensation and the assumptions used to calculate the value of our equity awards are set forth in Notes 1 and 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	Mr. Lauer does not receive any compensation for his services as a member of our board of directors.
(3)	Mr. Cakebread earned $12,000 related to his annual retainer as a non-employee member of the board of directors, $15,000 in meeting attendance fees and $10,000 related to his position as chairperson of the audit committee.
(4)	Mr. Goldberg earned $12,000 related to his annual retainer as a non-employee member of the board of directors, $12,500 in meeting attendance fees and $3,000 related to his position as chairperson of the compensation committee.
(5)	Mr. Lacob earned $12,000 related to his annual retainer as a non-employee member of the board of directors and $7,500 in meeting attendance fees.
(6)	Ms. LaPorte earned $6,000 related to her annual retainer as a non-employee member of the board of directors and $5,000 in meeting attendance fees. Ms. LaPorte resigned from our board in June 2007.
(7)	Mr. Oliver earned $12,000 related to his annual retainer as a non-employee member of the board of directors and $15,000 in meeting attendance fees.
(8)	Ms. Sandberg earned $12,000 related to her annual retainer as a non-employee member of the board of directors and $12,500 in meeting attendance fees.
(9)	Mr. Schaepe earned $12,000 related to his annual retainer as a non-employee member of the board of directors, $15,000 in meeting attendance fees and $3,000 related to his position as chairperson of the nominating and corporate governance committee.

Certain of our non-employee directors have received options to purchase shares of our common stock and restricted stock units under our 1998 Stock Plan, 2005 Stock Plan and 2006 Equity Incentive Plan in connection with their service as members of our board of directors, as summarized in the table below:

			Number of Securities Underlying Equity Awards
Director	Grant Date	Type of Award(1)	Shares Granted(2)	Shares Subject to Unexercised Options Outstanding and Unreleased Restricted Stock Units as of December 31, 2007	Option Exercise Price
Steven M. Cakebread	8/3/06 6/6/07	Stock Option Stock Option	25,000 6,250	25,000 6,250	$ $	13.00 19.25

Scott N. Flanders	2/29/08	Stock Option	25,000	N/A		$24.49

Michael D. Goldberg	6/8/99 9/24/03 6/6/07	Stock Option Stock Option Stock Option	37,500 37,500 6,250	0 37,500 6,250	$ $ $	0.50 2.00 19.25

Joseph S. Lacob*	6/6/07	Stock Option	6,250	6,250		$19.25

Kathleen D. LaPorte*	—	—	—	—		—

Jack L. Oliver	12/14/05 3/20/07 4/17/07 6/6/07	Stock Option Stock Option Restricted Stock Unit(3) Stock Option	25,000 6,250 2,529 6,250	25,000 6,250 1,897 6,250	$ $ $	8.80 25.08 — 19.25

Sheryl Sandberg	5/3/06 6/6/07	Stock Option Stock Option	25,000 6,250	25,000 6,250	$ $	12.90 19.25

Christopher J. Schaepe	6/6/07	Stock Option	6,250	6,250		$19.25

*	Mr. Lacob resigned from our board in February 2008 and Ms. LaPorte resigned from our board in June 2007.
(1)

All options granted to our non-employee directors set forth in the foregoing table vest over four years at a rate of 25% after one year and 1/48th per month thereafter, so long as the holder continues to serve as a director.

(2)	Includes shares underlying stock options or restricted stock units.
(3)	The restricted stock unit granted to Mr. Oliver vests at a rate of 25% each April beginning on April 26, 2007.

Corporate Governance Matters

Equity Award Policy

Our board of directors adopted an Equity Award Policy in November 2006. The policy provides:

•	Our compensation committee may grant equity awards to our directors, officers, employees or consultants.

•

Our equity incentive committee may grant equity awards to our employees or consultants, subject to the limitations that (i) the recipient has not already received an equity award from us, (ii) the recipient is not an officer or director, and (iii) the equity incentive committee may not grant options to purchase shares of our common stock or stock appreciation rights for more than 50,000 shares per grantee, and may not grant restricted stock or restricted stock units for more than 20,000 shares per grantee, unless the compensation committee approves a revised limit.

•

For accounting, tax and securities law purposes, all awards are effective on the “date of grant,” which is the earliest day that is both (i) the third Tuesday of a month and (ii) at least the 10th business day after the date when the applicable committee approved the awards.

•	The exercise price of all options and stock appreciation rights is required to be equal to or greater than the closing price of our common stock on the date of grant.

Code of Business Conduct

Our board of directors has adopted a Code of Business Conduct, which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct is available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines on Significant Corporate Governance Issues, or corporate governance guidelines, that address the role and composition of, and policies applicable to, the board of directors. The nominating and corporate governance committee periodically reviews the guidelines and reports any recommendations regarding amendment thereof to our board of directors. Our corporate governance guidelines are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Consideration of Director Nominees

Stockholder Recommendations and Nominations. The policy of our board of directors is to consider recommendations for director candidates from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation. Our board of directors has established the following procedures by which these stockholders may submit recommendations regarding director candidates:

•

To recommend a candidate for election to the board of directors, a stockholder meeting the criteria set forth above must notify the nominating and corporate governance committee by writing to our general counsel at the following address:

General Counsel (Director Recommendation)

eHealth, Inc.

440 East Middlefield Road

Mountain View, California 94043

•	The stockholder’s notice is required to set forth the following information:

•	the candidate’s name and home and business contact information;

•	detailed biographical data and relevant qualifications of the candidate;

•	a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership set forth below;

•	information regarding any relationship between the candidate and us;

•	the candidate’s written consent to be named in our proxy statement and proxy if selected and to serve on our board of directors if elected;

•	evidence of the required ownership of common stock by the recommending stockholder; and

•	other information that the stockholder believes is relevant in considering the candidate.

A stockholder that instead desires to nominate a person directly for election to the board of directors at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the Securities and Exchange Commission.

Director Qualifications. The nominating and corporate governance committee is responsible for reviewing with the board of directors from time to time the appropriate skills and characteristics required of members of our board of directors in the context of the current make-up of our board of directors. The nominating and corporate governance committee will consider the following in connection with its evaluation of director candidates:

•	the current size and composition of the board of directors and the needs of the board of directors and its committees;

•

such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and

•	other factors as the nominating and corporate governance committee may consider appropriate.

The minimum qualifications and skills that each director should possess include (i) strong professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest and (iii) the ability to assist and make significant contributions to our success.

The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weight or priority to any of these factors.

Identification and Evaluation of Nominees for Directors. The nominating and corporate governance committee is responsible for identifying and recommending candidates for election to our board of directors and candidates for filling vacancies on our board of directors that may occur between annual meetings of our stockholders. The nominating and corporate governance committee may consider bona fide candidates from all relevant sources, including current board members, professional search firms and other persons. The nominating and corporate governance committee will also consider bona fide director candidates recommended by stockholders pursuant to the requirements set forth above. The nominating and corporate governance committee is responsible for evaluating director candidates in light of the board of directors membership criteria described above, based on all relevant information and materials available to the nominating and corporate governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Stockholder Communication with Directors

The board of directors believes that stockholders should have an opportunity to communicate with the board of directors. Any communication from a stockholder to the board of directors generally or to a particular director should be in writing and should be delivered to our vice president, legal affairs at our principal executive offices. Each such communication should set forth (i) the name and address of the stockholder, as they appear on our books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of our stock that are owned of record by the record holder and beneficially by such beneficial owner. Our vice president, legal affairs will monitor these communications. The vice president, legal affairs will, in consultation with appropriate directors as necessary, generally screen out communications from stockholders that (i) are solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the board of directors and us. Summaries of appropriate communications will be provided to the board of directors at each regularly scheduled meeting of the board of directors. The board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, the vice president, legal affairs may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors or an individual director and may consult our independent advisors or management regarding the communication. The vice president, legal affairs may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.

The procedures described above do not apply to communications to non-management directors from our officers or directors who are stockholders or interested parties, or to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended.

Attendance at Annual Meeting of Stockholders

The board of directors encourages directors to attend our annual meetings of stockholders. Two of our directors attended the Annual Meeting of Stockholders held June 6, 2007.

Compensation Committee Interlocks and Insider Participation

The directors who were members of our compensation committee during 2007 were Michael D. Goldberg, Kathleen LaPorte and Sheryl Sandberg. Ms. LaPorte did not stand for re-election at the Annual Meeting of Stockholders held June 6, 2007. Mr. Flanders replaced Mr. Goldberg as a member of the compensation committee in February 2008. None of the current or past members of our compensation committee has at any time been an officer or employee of ours. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2008, as to shares of common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of either our common stock, (ii) each of our directors and nominees, (iii) each of our executive officers named under “Executive Compensation—Compensation Discussion and Analysis—2007 Summary Compensation Table” (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 24,858,506 shares of common stock outstanding at March 31, 2008. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that were currently exercisable or exercisable within 60 days after March 31, 2008, and shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Gilder, Gagnon, Howe & Co. LLC(2) 1775 Broadway, 26th Floor New York, NY 10019	2,195,468	8.8%

Next Century Growth Investors LLC and related persons(3) 5500 Wayzata Blvd. Suite 1275 Minneapolis, MN 55416	1,275,884	5.1%
Executive Officers and Directors
Gary L. Lauer(4)	1,284,999	4.9%

Samuel C. Gibbs, III(5)	40,000	*

Stuart M. Huizinga(6)	64,999	*

Bruce A. Telkamp(7)	73,125	*

Dr. Sheldon X. Wang(8)	169,999	*

Steven M. Cakebread(9)	25,000	*

Scott N. Flanders	—	*

Michael D. Goldberg(10)	75,000	*

Jack L. Oliver III(11)	29,390	*

Sheryl Sandberg(12)	25,000	*

Christopher J. Schaepe(13) c/o Lightspeed Venture Partners 2200 Sand Hill Road Menlo Park, CA 94025	777,876	3.1%

All executive officers and directors as a group (12 persons)(14)	2,592,888	9.8%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.
(2)	According to a Schedule 13G filed with the Securities and Exchange Commission, includes 1,534,725 shares of common stock held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose of or direct the disposition of the shares, 613,868 shares of common stock held in accounts owned by the partners of Gilder, Gagnon, Howe & Co. LLC and their families, and 46,875 shares of common stock held in the account of the profit-sharing plan of Gilder, Gagnon, Howe & Co. LLC.
(3)	According to a Schedule 13G filed with the Securities and Exchange Commission, includes 1,275,884 shares of common stock held in investment advisor accounts of Next Century Growth Investors, LLC, a registered investment adviser. The number of shares held by Next Century Growth Investors, LLC are also deemed beneficially owned by Thomas L. Press and Donald M. Longlet. Mr. Press, director, chairman and chief executive officer of Next Century Growth Investors, LLC, owns in excess of 25% of Next Century Growth Investors, LLC and is a controlling person thereof. Mr. Longlet serves as director and president of Next Century Growth Investors, LLC. Each of Next Century Growth Investors, LLC, Mr. Press and Mr. Longlet disclaims beneficial ownership of any of the shares held by Next Century Growth Investors, LLC, except to the extent of their respective pecuniary interests therein, if any.
(4)	Includes 1,284,999 shares of common stock issuable upon exercise of stock options.
(5)	Includes 12,500 shares of common stock held of record by Samuel C Gibbs & Cynthia B Gibbs, TTEEs u/a DTD 4/27/1995 Gibbs Revocable Trust. Also includes 27,500 shares issuable upon exercise of stock options.
(6)	Includes 20,000 shares of common stock beneficially owned by Stuart M. Huizinga. Also includes 44,999 shares of common stock issuable upon exercise of stock options.
(7)	Includes 25,000 shares of common stock held of record by Bruce A. Telkamp and Diane E. Turriff as Trustees of Diane E. Turriff and Bruce A. Telkamp Revocable Trust 2004. Also includes 48,125 shares of common stock issuable upon exercise of stock options.
(8)	Includes 70,000 shares of common stock held of record by Sheldon X. Wang and April M. Xie, TTEEs u/a/ DTD 1/27/07 Sheldon Xiadong Wang & April Minxia Xie Revocable Living Trust. Also includes 99,999 shares of common stock issuable upon exercise of stock options.
(9)	Includes 25,000 shares of common stock issuable upon exercise of options.
(10)	Includes 37,500 shares of common stock held of record by Michael D Goldberg & Emily S Goldberg TR Goldberg Family Trust U/T/D 1/31/96. Also includes 37,500 shares of common stock issuable upon exercise of stock options.
(11)	Includes 28,125 shares of common stock issuable upon exercise of stock options and 1,265 shares of common stock issuable upon the vesting of a restricted stock unit granted to Mr. Oliver on April 17, 2007.
(12)	Includes 25,000 shares of common stock issuable upon exercise of stock options.
(13)	Includes 620,883 shares of common stock held of record by Weiss, Peck & Greer Venture Associates V, LLC, 5,198 shares of common stock held of record by Weiss, Peck & Greer Venture Associates V-A, LLC, 127,434 shares of common stock held of record by Weiss, Peck & Greer Venture Associates V Cayman, LP, 15,069 shares of common stock held of record by WPG Information Sciences Entrepreneur Fund II, LLC and 9,292 shares of common stock held of record by WPG Information Sciences Entrepreneur Fund II-A, LLC. WPG VC Fund Adviser II, LLC is the fund investment advisory member of Weiss, Peck & Greer Venture Associates V, LLC, Weiss, Peck & Greer Venture Associates V-A, LLC, WPG Information Sciences Entrepreneur Fund II, LLC and WPG Information Sciences Entrepreneur Fund II-A, LLC, and is the fund investment advisory partner of Weiss, Peck & Greer Venture Associates V Cayman, LP. Mr. Schaepe, one of our directors, is a managing member of WPG VC Fund Adviser II, LLC. Mr. Schaepe disclaims beneficial ownership of any of the shares held by the aforementioned entities, except to the extent of his pecuniary interest therein.
(14)	Includes an aggregate of 1,649,379 shares of common stock issuable upon exercise of stock options.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transaction, to which we were or will be a participant, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Voting Agreement

Pursuant to a voting agreement originally entered into in April 1999 and most recently amended in May 2005 by and among us and certain of our stockholders, Joseph S. Lacob, Kathleen D. LaPorte, Gary L. Lauer and Christopher J. Schaepe were each elected to serve as members of our board of directors. Mr. Lacob and Ms. LaPorte are no longer directors of the Company. The voting agreement and all rights thereunder automatically terminated upon completion of our initial public offering in October 2006.

Board Compensation

We pay non-employee directors for service on our board of directors and for board meeting attendance. Our non-employee directors also receive options to purchase shares of our common stock. For more information regarding these arrangements, see “Non-Employee Director Compensation” above.

Employment Agreements

We have entered into offer letters or employment related agreements with each of Messrs. Lauer, Gibbs, Huizinga and Telkamp and Dr. Wang. For more information regarding these arrangements, see “Executive Compensation—Employment Agreements and Change of Control Arrangements” below.

Indemnification Agreements and Limitation of Liability

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her action in that capacity, regardless of whether Delaware law would otherwise permit indemnification. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Equity Award Grants

We have granted restricted stock units and options to purchase shares of our common stock to our directors and executive officers. See “Non-Employee Director Compensation,” “Executive Compensation—Compensation Discussion and Analysis—Equity Incentive Awards” and “Executive Compensation—2007 Outstanding Equity Awards at Fiscal Year-End, 2007 Option Exercises and Stock Vested at Fiscal Year-End.”

Policies and Procedures with Respect to Related Party Transactions

The charter of our audit committee requires that members of the audit committee, all of whom are independent directors, review and approve all related party transactions in accordance with applicable rules and regulations. In addition, the audit committee is responsible for reviewing and monitoring our Code of Business Conduct. Our Code of Business Conduct prohibits conflicts of interest as a matter of policy, except with the informed written consent of our board of directors or a committee of our board of directors in the case of a director or executive officer.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes our executive compensation program and philosophy and the material elements of compensation awarded to, earned by, or paid to our chief executive officer, chief financial officer and our three other most highly compensated executive officers collectively referred to as our “Named Executive Officers” for the year ended December 31, 2007 and discusses our executive compensation program and philosophy currently in effect for the year ending December 31, 2008.

General Compensation Philosophy and Program

General

We strive to balance our need to compete for talent with the need to maintain a reasonable and responsible cost structure and to align our executive officers’ interests with our stockholders’ interests. In general, the objectives of our executive compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers,

•	directly link compensation to measurable corporate and individual performance,

•	focus executive officers on achievement of near and long-term corporate objectives and strategy, and

•	reward executives for creating stockholder value.

Executive officer compensation primarily has been composed of base salary, annual cash bonus awards and long-term equity incentive awards. We base compensation on the executive officer’s responsibilities, individual performance and our performance as a company.

Role of the Compensation Committee

The compensation committee of our board of directors, composed entirely of non-employee members of our board of directors, oversees the design and administration of our executive compensation program, as well as our benefit plans and policies, and our equity incentive plans (including reviewing and approving equity award grants). The compensation committee reviews and approves all compensation decisions relating to executive officers, including our Named Executive Officers, on an annual basis. The compensation committee reviews the components of executive officer compensation for consistency with our compensation philosophy and takes into account changes in compensation practice among companies it considers similar to us in various respects. See Committees of the Board of Directors—Compensation Committee above for additional information about the compensation committee.

Role of Executive Officers

Our chief executive officer, chief financial officer and members of our human resources, finance and legal departments assist and support the compensation committee. Management does not determine executive officer compensation. However, management reviews our compensation philosophy with the compensation committee and develops compensation proposals for the compensation committee’s consideration. Management may provide various materials to the compensation committee, such as analyses of existing and proposed compensation programs and executive officer and other employee equity ownership information.

Role of the Compensation Consulting Firm

In 2007 and 2008 the compensation committee engaged Compensia, a compensation consulting firm, to provide compensation advisory services. Compensia reported directly to the compensation committee for purposes of advising it on executive officer compensation and met with certain members of management in conducting its reviews of various aspects of executive officer compensation. In March 2007 and January 2008, Compensia benchmarked executive officer base salaries, annual incentive cash compensation and long term incentive awards against the compensation of executive officers in similar positions with companies considered to be our “peer companies.” Compensia attended certain compensation committee meetings in connection with its analyses and presented reports to the compensation committee on these matters. The compensation committee reviewed Compensia’s analyses in the context of making its decisions with respect to executive officer compensation for 2007 and in setting the executive compensation program for 2008.

Peer Group Companies and Compensation Surveys Used to Benchmark Executive Officer Compensation

The reports Compensia provided to the compensation committee benchmarked our executive officer compensation against a set of peer group companies and data from technology companies with revenues from $50 million to $200 million included in the Radford/Aon October Broad High-Technology Industry Executive Compensation Survey. The peer group companies were divided into subgroups. Each subgroup and the survey data were equally weighted in connection with the comparison to our executive compensation.

2007 Peer Group

Compensia gathered data relating to the compensation practices of the peer group companies from publicly available information at the time of Compensia’s analyses. The peer group our compensation committee approved and that was used in Compensia’s March 2007 analysis was divided into three subgroups, consisting of ecommerce companies, recently public technology companies and insurance companies. The companies that comprised each subgroup consisted of the following:

Ecommerce Companies	Recently Public Technology Companies	Insurance Companies
Audible, Inc.	Acme Packet, Inc.	21st Century Insurance Company
Autobytel, Inc.	Divx, Inc.	AssuranceAmerica Corporation
Bluefly, Inc.	Double-Take Software, Inc.	Atlantic American Corporation
eCollege.com, Inc.	Isilon, Inc.	Citizens, Inc.
eDiets.com, Inc.	Kenexa Corporation	Financial Industries Corporation
Gaiam, Inc.	Nextest Systems Corporation	Hallmark Financial Services, Inc.
Petmed Express, Inc.	Riverbed Technology, Inc.	James River Group, Inc.
RedEnvelope, Inc.	Shutterfly, Inc.	KMG America Corporation
Stamps.com, Inc.	Synchross Technologies, Inc.	Mercer Insurance Group, Inc.
The Knot, Inc.	Taleo Corporation	National Atlantic Holdings Corporation
U.S. Auto Parts Network, Inc	Techwell, Inc.	SCPIE Holdings, Inc.
Vistaprint Limited	Website Pros, Inc.	Security National Financial Corporation

Our market capitalization at the time of Compensia’s March 2007 analysis ranked above the 75th percentile compared to the peer group ecommerce companies and insurance companies and above the 50th percentile with respect to the peer group recently public technology companies. Our revenue over the four quarters prior to Compensia’s analysis ranked below the 25th percentile compared to the peer group ecommerce companies and insurance companies and was in the 40 th percentile with respect to the peer group recently public technology companies. Our net income over the four quarters prior to Compensia’s analysis ranked above the 75th percentile compared to each peer subgroup.

2008 Peer Group

The peer group approved by our compensation committee and used by Compensia in its January 2008 analysis was divided into two subgroups consisting of ecommerce companies and certain high technology companies that became public companies around the same time we did. This latter subgroup consisted of many of the same companies used in the recently public technology company subgroup in Compensia’s March 2007 analysis. The compensation committee determined to exclude the insurance company subgroup used in Compensia’s March 2007 analysis, because of the difference in compensation practices between insurance companies and Internet and technology companies. The companies that comprised each subgroup consisted of the following:

Ecommerce Companies	Broad High-Technology Companies
Audible, Inc.	Acme Packet, Inc.
Bankrate, Inc.	Divx, Inc.
Ebix, Inc.	Double-Take Software, Inc.
Gaiam, Inc.	Isilon, Inc.
Internet Brands, Inc.	Kenexa Corporation
Loopnet, Inc.	Nextest Systems Corporation
Online Resources Corporation	Omniture, Inc.
Petmed Express, Inc.	Riverbed Technology, Inc.
Shutterfly, Inc.	Shutterfly, Inc.
Stamps.com, Inc.	Synchronoss Technologies, Inc.
The Knot, Inc.	Taleo Corporation
Travelzoo, Inc.	Techwell, Inc.
U.S. Auto Parts Network, Inc	Website Pros, Inc.
Vistaprint Limited
Ziprealty, Inc.

Certain companies used in the 2007 ecommerce company subgroup were excluded, because their market capitalization at the time of Compensia’s analysis was less than $125 million. The companies added to the ecommerce company subgroup all had a market capitalization less than our market capitalization at the time of Compensia’s analysis. Our market capitalization at the time of Compensia’s analysis ranked above the 90th percentile compared to the peer group companies in each of the ecommerce company and broad high-technology company subgroups. Our revenue over the four quarters prior to Compensia’s analysis ranked below the 25th percentile compared to the peer group ecommerce companies and was in the 36th percentile with respect to the peer group broad high-technology companies. Our net income over the four quarters prior to Compensia’s analysis was at or above the 75th percentile compared to each peer subgroup.

Base Salaries

Our objective is to provide our Named Executive Officers and other employees with competitive base salaries. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our workforce. Our compensation committee reviews executive officer base salaries annually, generally in the first quarter of each year. Our compensation committee reviewed base salaries for our executive officers in both 2007 and 2008 using peer group and other data supplied by Compensia. In general, our compensation committee targets executive officer base salary compensation around the 50th percentile of the peer group and other data, but has used, and may in the future use, its discretion to approve salaries outside this range based on various factors, including individual responsibilities, individual performance and experience.

2007 Base Salaries

In April 2007, the compensation committee increased annual base salaries for each of the Named Executive Officers as follows:

Name	Previous Base Salary	New Base Salary
Gary L. Lauer	$300,000	$350,000
Stuart M. Huizinga	$190,000	$220,000
Sam C. Gibbs	$160,000	$190,000
Bruce A. Telkamp	$185,000	$230,000
Dr. Sheldon X. Wang	$220,000	$250,000

The increases were made to better align the salary levels of the Named Executive Officers with the 50th percentile in total target base salary and cash bonus compensation accounting for individual performance and responsibilities.

In November 2007, the compensation committee increased Mr. Telkamp’s base salary from $230,000 to $270,000 related to his promotion to executive vice president of business operations in May 2007.

For 2007, base salaries accounted for approximately 41% of the total compensation for our chief executive officer and 55% on average for our other Named Executive Officers.

2008 Base Salaries

In February 2008, the compensation committee set 2008 annual base salaries for Named Executive Officers as follows:

Name	Previous Base Salary	2008 Base Salary
Gary L. Lauer	$350,000	$385,000
Stuart M. Huizinga	$220,000	$250,000
Sam C. Gibbs	$190,000	$190,000
Bruce A. Telkamp	$270,000	$270,000
Dr. Sheldon X. Wang	$250,000	$270,000

Certain of the Named Executive Officers received base salary increases for 2008. These increases were made for performance reasons or to better align total cash target compensation at slightly above the 50th percentile of the peer group and other data reflected in the January 2008 Compensia analysis. Each of the Named Executive Officers is at or slightly above the 50th percentile in total target base salary and cash bonus compensation.

Annual Cash Bonus Awards

General

We provide the opportunity for our Named Executive Officers and other employees to earn an annual cash bonus award. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our key positions and to motivate Named Executive Officers and other eligible employees to achieve our annual business goals. In general, our compensation committee bases annual cash bonus compensation targets around the 50th percentile of the peer group and other data supplied by Compensia in terms of total target cash compensation and considers the percent of base salary of the target bonus compensation. However, our compensation committee has used, and may in the future use, its discretion to approve annual cash bonus awards outside this range based on various factors, including individual responsibilities, individual performance and experience.

2007 Target and Maximum Cash Bonus Awards and Payout

In April 2007, the compensation committee set target cash bonus awards and maximum potential cash bonus payouts for each of the Named Executive Officers for their service in 2007. The target cash bonus awards were set at 50% of each Named Executive Officer’s base salary. The maximum cash bonus award was set at 75% of each Named Executive Officer’s base salary for all Named Executive Officers other than the chief executive officer, whose maximum payout was set at 100% of his base salary. The compensation committee set the Named Executive Officers’ 2007 target cash bonus awards in light of their base salaries and the 50th percentile of total cash compensation reflected in Compensia’s March 2007 analysis. No specific corporate or individual performance measures were established for determining the annual cash bonuses awarded for the service of our Named Executive Officers in 2007, and the awards were subject to the discretion of the compensation committee.

In February 2008, the compensation committee approved cash bonus award payouts for each Named Executive Officer for their service in 2007. Each Named Executive Officer’s target cash bonus, maximum cash bonus payout and actual bonus payout for service in 2007 were as follows:

		Annual Cash Bonus Award
		Target and Maximum Award		Actual Bonus Award Payout
Name	Year	Target Payout ($)	Maximum Payout ($)	Percent of Annual Base Salary	Amount
Gary L. Lauer	2007	$175,000	$350,000	70%	$245,000
Stuart M. Huizinga	2007	$110,000	$165,000	63%	$137,500
Sam C. Gibbs	2007	$95,000	$142,500	63%	$118,750
Bruce A. Telkamp	2007	$135,000	$202,500	63%	$168,750
Dr. Sheldon X. Wang	2007	$125,000	$187,500	63%	$156,250

The compensation committee exercised its discretion to award cash bonuses related to Named Executive Officer service in 2007 in excess of targeted payout amounts as a result of individual performance and our performance as a company for the year, including as measured in certain respects against the companies in our peer group, such as with respect to revenue growth, net income and market capitalization.

For 2007, cash bonus awards accounted for approximately 30% of the total compensation for our chief executive officer and 37% on average for our other Named Executive Officers.

2008 Bonus Plan

In February 2008, our compensation committee established and approved the 2008 Executive Bonus Plan (the “2008 Bonus Plan”), which is in effect for 2008 and incorporates performance measures to be used in the determination of annual executive officer cash bonus awards. The 2008 Bonus Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the compensation committee. For 2008, each of the Named Executive Officers are 2008 Bonus Plan participants.

In connection with the adoption of the 2008 Bonus Plan, the compensation committee approved target and maximum cash bonus award opportunities for our Named Executive Officers for 2008 as follows:

		Fiscal 2008 Cash Bonus Award Opportunity
		Target Payout		Maximum Payout
Name	Year	Percent of Annual Base Salary	Amount	Percent of Annual Base Salary	Amount
Gary L. Lauer	2008	65%	$250,250	130%	$500,500
Stuart M. Huizinga	2008	50%	$125,000	75%	$187,500
Sam C. Gibbs	2008	50%	$95,000	75%	$142,500
Bruce A. Telkamp	2008	50%	$135,000	75%	$202,500
Dr. Sheldon X. Wang	2008	50%	$135,000	75%	$202,500

The 2008 cash bonus opportunity for each of the Named Executive Officers was set considering the 50% percentile of the peer group and other data supplied by Compensia in terms of total target cash compensation, adjusted to reflect responsibilities and historical performance. Each of the Named Executive Officers is at or slightly above the 50th percentile in total target base salary cash bonus compensation.

The components of the cash bonus award our executive officers are eligible to receive under the 2008 Bonus Plan are as follows:

•

Company Performance: Participants are eligible to earn up to 75% of their target bonus award based upon company performance. Company performance is measured based upon achievement of 2008 revenue, net earnings and operating cash flow goals approved by the compensation committee. The revenue goal, the net earnings goal and the operating cash flow goal each comprise 25% of the total potential target incentive award for each participant. In the event we meet one of the foregoing performance goals, a participant will receive, in connection with the achievement of that performance goal, 25% of the participant’s target payout. In the event we exceed a performance goal, the compensation committee has the discretion to approve an additional payout to a participant related to that performance goal, subject to a limit equal to 25% of the participant’s maximum payout. We believe that the performance goals are challenging and that our achievement of them is subject to uncertainty.

•

Individual Performance: Participants are eligible to receive the remaining 25% of their target bonus award based upon individual performance. The payment of the individual performance portion of the bonus is discretionary. In the event the compensation committee determines that a participant’s performance warrants an increased payout, the compensation committee may approve a payout relating to individual performance above 25% of the participant’s target bonus award, up to 25% of the participant’s maximum payout.

We must be profitable on an operating basis (excluding non-cash charges) for a participant to qualify for the maximum payout under the 2008 Bonus Plan for individual performance or for any specific company performance goal. If we are not profitable on an operating basis (excluding non-cash charges), the maximum possible payout for individual performance or the achievement of any particular company performance goal shall be no more than 25% of the participant’s target incentive award.

The revenue, net earnings and operating cash flow goals and performance are determined by excluding (i) the effect of mergers and acquisitions closing in 2008 (if any), (ii) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the compensation committee to be extraordinary or non-recurring in its discretion, and (iii) the effect of any changes in accounting principles affecting our reported results.

Equity Incentive Awards

General

Equity incentive awards are an important part of our overall compensation philosophy as they reward and incentivize performance, assist in employee retention and help to align employee interests with the interests of our stockholders. It is our policy to review the equity holdings of employees regularly and the compensation committee looks to award key employees with equity compensation based on the practices of other similarly situated companies. We have granted equity incentive awards to our Named Executive Officers that generally vest over a four-year term. Prior to 2008, equity incentives awarded to our Named Executive Officers have consisted of grants of options to purchase our common stock. No equity incentives were awarded to any Named Executive Officer during 2007 in light of their vested and unvested equity holdings following our initial public offering in October 2006.

2008 Executive Equity Compensation

In February 2008, our compensation committee approved equity incentive awards for our Named Executive Officers in the form of stock options and restricted stock units. Prior to these awards, we had not granted restricted stock units to any of our executive officers. We believe the issuance of restricted stock units aligns the equity awards to stockholder value while helping to control dilution. We also believe they provide retention value during periods of fluctuation in our stock price. The compensation committee determined the number of shares subject to the awards granted to our Named Executive Officers based on the peer group and other survey data in Compensia’s January 2008 analysis.

The number of Named Executive Officer stock options and restricted stock unit awards approved by the compensation committee in February 2008 and the associated grant date fair value equity compensation is summarized as follows:

Name	Number of Shares Subject to Stock Options	Number of Shares Subject to Restricted Stock Units	Grant Date Fair Value(1)
Gary L. Lauer	55,133	42,353	$1,456,738
Stuart M. Huizinga	17,803	13,676	$470,391
Sam C. Gibbs	10,625	8,162	$280,734
Bruce A. Telkamp	26,418	20,294	$698,018
Dr. Sheldon X. Wang	26,418	20,294	$698,018

(1)	Amounts shown do not reflect compensation actually received. Amounts shown reflect the grant date fair value of the stock options and restricted stock units granted, computed in accordance with SFAS 123R. Our accounting policies regarding equity compensation and the assumptions used to calculate the value of our equity awards are set forth in Notes 1 and 3 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal the year ended December 31, 2007.

Pursuant to our equity awards policy, the stock options granted have an exercise price equal to the fair market value of our common stock on their grant date of March 18, 2008, which was $21.16 per share. The equity awards granted to each of our Named Executive Officers were in the top quartile of the peer group and other data reflected in Compensia’s January 2008 analysis in light of our recent performance as a company, Named Executive Officer unvested equity holdings and our not granting equity awards to our Named Executive Officers for in excess of two years.

Other Compensation

We provide the opportunity for our Named Executive Officers and other employees to receive general health and welfare benefits and provide perquisites to certain Named Executive Officers. We also maintain a retirement and deferred savings plan available to all U.S. employees after three months of employment, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This plan allows each participant to contribute up to 100% of their pre-tax compensation, up to a statutory limit, which was $15,500 (or $20,500 for employees over 50 years of age) in calendar year 2007, and is the same for calendar year 2008. Under the plan, each participant is fully vested in his or her own contributions. We match 25% of each participant’s contribution each pay period, up to a maximum of 1% of the employee’s base salary during that period. Our matching contributions vest one-third for each of the first three years of service. The plan also permits us to make discretionary profit-sharing contributions, but we have not made such contributions to date.

In addition to these benefits, we pay a housing allowance to each of Mr. Lauer and Dr. Wang along with taxes associated with the housing allowance. We also pay to Mr. Lauer a car allowance and reimburse Mr. Lauer for certain airfare along with taxes associated with the car allowance and airfare. We have historically paid these amounts given that Mr. Lauer’s and Dr. Wang’s primary residences are a significant distance from our corporate headquarters in Mountain View, California.

For the year ended December 31, 2007, other compensation accounted for approximately 29% of the total compensation for our Chief Executive Officer and 8% on average for our other Named Executive Officers.

Regulatory Considerations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the Chief Executive Officer or one of the four other most highly compensated officers. Compensation may qualify for an exemption from the deduction limit if it satisfies certain conditions under Section 162(m). While our stock options and our executive compensation program are designed so that compensation paid under them can qualify for an exemption from the limitation on deductible compensation, we believe that it is important to preserve flexibility in administering any of our compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m), and amounts paid under our compensation programs may be determined not to so qualify.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement for 2007. Based on this review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K and Proxy Statement for its 2008 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Compensation Committee

Sheryl Sandberg

Scott N. Flanders

2007 Summary Compensation Table

The information below sets forth the total compensation earned by our Named Executive Officers for the years ended December 31, 2007 and 2006.

Name and Principal Position	Year	Salary(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Gary L. Lauer	2007	$337,502	$245,000	$232,808	$815,310
Chairman of the Board of Directors, President and Chief Executive Officer	2006	$300,000	$180,000	$150,684	$630,684
Stuart M. Huizinga	2007	$212,500	$137,500	$18,451	$368,451
Senior Vice President and Chief Financial Officer	2006	$190,000	$60,000	$11,940	$261,940
Sam C. Gibbs(1)	2007	$182,500	$118,750	$19,452	$320,702
Senior Vice President of Sales
Bruce A. Telkamp	2007	$225,981	$168,750	$13,661	$408,392
Executive Vice President of Business Operations	2006	$185,000	$111,000	$7,258	$303,258
Dr. Sheldon X. Wang	2007	$242,088	$156,250	$81,829	$480,167
Executive Vice President of Technology and Chief Technology Officer	2006	$220,000	$132,000	$49,860	$401,860

(1)	Mr. Gibbs was not a Named Executive Officer for the year ended December 31, 2006.
(2)	Salary includes base salary including payment in respect of accrued paid-time-off and holidays.
(3)	Comprised of the annual cash incentive award approved by the compensation committee for service in 2007. Amounts were paid in February 2008.
(4)	Includes the following benefits and perquisites earned on behalf of our Named Executive Officers during the year ended December 31, 2007:

	Benefits			Perquisites		Total
Name	Health Care Contributions	Life Insurance Premiums	401(k) Plan Matching Contributions
Gary L. Lauer	$17,575	$86	$3,339	$211,808	(1)	$232,808
Stuart M. Huizinga	$16,240	$86	$2,125	$—		$18,451
Sam C. Gibbs	$17,541	$86	$1,825	$—		$19,452
Bruce A. Telkamp	$11,315	$86	$2,260	$—		$13,661
Dr. Sheldon X. Wang	$9,391	$86	$2,329	$70,023	(2)	$81,829

(1)	Consists of $64,751 for housing allowance, $7,810 for auto lease, $42,324 for airfare and $96,923 for payment of taxes associated with these items.
(2)	Consists of $37,980 for housing allowance and $32,043 for payment of taxes associated with the housing allowance.

In April 2007, the compensation committee determined to increase Mr. Lauer’s housing allowance to up to $6,000 per month plus all taxes associated with the housing allowance and in September 2007, the compensation committee determined to increase Dr. Wang’s housing allowance to up to $6,000 per month plus all taxes associated with the housing allowance.

2007 Grants of Plan-Based Awards

For the year ended December 31, 2007, no equity awards were granted to any of our Named Executive Officers.

2007 Outstanding Equity Awards at Fiscal Year-End

Our stock options granted to the Named Executive Officers prior to January 1, 2008 generally vest over a four-year term following the date of grant and generally expire 10 years after they are granted or earlier if the recipient’s employment or service terminates earlier. Our stock options granted to the Named Executive Officers subsequent to January 1, 2008 generally vest over a four-year term following the date of grant and generally expire 7 years after they are granted or earlier if the recipient’s employment or service terminates earlier.

The following table summarizes the number of equity securities underlying outstanding plan awards for each Named Executive Officer as of December 31, 2007. See Executive Compensation—Compensation Discussion and Analysis—Equity Incentive Awards for a description of equity awards granted subsequent to December 31, 2007.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(3)	Option Exercise Price	Option Expiration Date
	Exercisable(2)	Unexercisable(2)
Gary L. Lauer	200,000	—	—	$2.00	1/07/2010
	1,050,000	—	—	$2.00	5/21/2013
	99,999	—	59,999	$8.80	12/14/2015

Stuart M. Huizinga	50,000	—	—	$2.00	6/06/2010
	5,000	—	—	$2.00	6/13/2013
	24,999	—	14,999	$8.80	12/14/2015

Sam C. Gibbs	29,999	—	29,999	$8.80	12/14/2015

Bruce A. Telkamp	52,500	—	52,499	$8.80	12/14/2015

Dr. Sheldon X. Wang	99,999	—	59,999	$8.80	12/14/2015

(1)	Through December 31, 2007, our Named Executive Officers received equity compensation in the form of stock option awards only.
(2)	Stock options granted to our Named Executive Officers prior to our initial public offering in October 2006 are exercisable at the discretion of the holder at any time after the grant date. However, they may only be sold if the shares underlying the options are vested.
(3)	Unexercised unearned options are unvested options that are earned (vest) through continued employment with the Company.

2007 Option Exercises and Stock Vested at Fiscal Year-End

The following table presents certain information concerning the exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Gary L. Lauer	550,000	$12,684,839
Stuart M. Huizinga	230,000	$6,052,847
Sam C. Gibbs	155,000	$3,355,895
Bruce A. Telkamp	264,999	$5,053,546
Dr. Sheldon X. Wang	375,000	$8,688,694

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Other than the vesting of stock options, there was no vesting of stock, restricted stock or restricted stock units by any Named Executive Officer during the year ended December 31, 2007.

Equity Benefit Plans

2006 Equity Incentive Plan—Our 2006 Equity Incentive Plan was adopted by our board of directors in April 2006 and approved by our stockholders in May 2006. The 2006 Equity Incentive Plan became effective upon our initial public offering in October 2006. The following describes the material provisions of our 2006 Equity Incentive Plan:

Share Reserve. We initially reserved 2,000,000 shares of our common stock for issuance under the 2006 Equity Incentive Plan. In general, if options or shares awarded under the 2006 Equity Incentive Plan are forfeited or repurchased, those options or shares will again become available for grant or award under the 2006 Equity Incentive Plan. In addition, on January 1 of each year, the number of shares reserved under the 2006 Equity Incentive Plan will automatically increase by the lowest of (a) 1,500,000 shares, (b) 4% of the total number of shares of our common stock then outstanding or (c) a lower number determined by our board of directors or its compensation committee. As of January 1, 2007, the shares reserved under the 2006 Equity Incentive Plan automatically increased by 869,957 shares, or 4% of the total number of shares of our common stock then outstanding, and as of January 1, 2008 the shares reserved under the 2006 Equity Incentive Plan automatically increased by 987,473 shares, or 4% of the total number of shares of our common stock then outstanding to a total reserve of 3,857,430 shares.

Administration. The board of directors or the Compensation Committee of our board of directors administers the 2006 Equity Incentive Plan. The administrator has the complete discretion to make all decisions relating to our 2006 Equity Incentive Plan.

Eligibility. Employees, non-employee members of our board of directors and consultants are eligible to participate in our 2006 Equity Incentive Plan.

Types of Awards. Our 2006 Equity Incentive Plan provides for the following types of awards:

•	incentive and non-statutory stock options to purchase shares of our common stock;

•	stock appreciation rights;

•	restricted shares of our common stock; and

•	stock units.

Vesting. Awards granted under our 2006 Equity Incentive Plan vest at the times determined by the administrator. In most cases, our awards will vest over a four-year period following the date of grant. Awards granted to employees prior to January 1, 2008 generally expire 10 years after they are granted and awards granted to employees subsequent to January 1, 2008 generally expire 7 years after they are granted. Awards granted expire earlier if the participant’s service terminates earlier.

Stock Options. The exercise price for all options granted under the 2006 Equity Incentive Plan may not be less than 100% of the fair value of our common stock on the option grant date. A stock option agreement may provide that a new option will be granted automatically to an optionee when he or she exercises a prior option and pays the exercise price with shares of our common stock already owned by such optionee. Optionees may pay the exercise price by using cash, shares of common stock that the optionee already owns or an immediate sale of the option shares through a broker designated by us. No participant may receive stock options under the 2006 Equity Incentive Plan covering more than 250,000 shares in one fiscal year, except that a newly hired employee may receive stock options covering up to 500,000 shares in the first year of employment.

Stock Appreciation Rights. A participant who exercises a stock appreciation right receives not more than the increase in value of our common stock over the base price. The base price for stock appreciation rights granted under the 2006 Equity Incentive Plan will not be less than 100% of the fair value of our common stock on the date of grant. The settlement value of the stock appreciation right may be paid in cash or shares of common stock or a combination of both. No participant may receive stock appreciation rights under the 2006 Equity Incentive Plan covering more than 250,000 shares in one fiscal year, except that a newly hired employee may receive awards covering up to 500,000 shares in the first year of employment.

Restricted Shares and Stock Units. Restricted shares and stock units vest at the times or upon satisfaction of the conditions determined by the administrator. No cash consideration is required of the award recipients. Settlement of vested stock units may be made in the form of cash, shares of common stock or a combination of both. No participant may receive restricted shares or stock units with performance-based vesting under the 2006 Equity Incentive Plan covering more than 250,000 shares in any fiscal year.

Adjustments. If there is a subdivision of our outstanding shares of common stock, a dividend declared in stock or a combination or consolidation of our outstanding shares of common stock into a lesser number of shares, corresponding adjustments will be automatically made in each of the following: (a) the number of shares of common stock available for future awards under the 2006 Equity Incentive Plan; (b) any limitation on the maximum number of shares of common stock that may be subject to awards in a fiscal year; (c) the number of shares of common stock covered by each outstanding option or stock appreciation right, as well as the exercise price under each such award; (d) the number of shares of common stock covered by the options to be granted under the automatic option grant program described below; and (e) the number of stock units included in any prior award that has not yet been settled.

Merger or Consolidation. If we are merged or consolidated with another company, an option or other award granted under the 2006 Equity Incentive Plan will be subject to the terms of the merger or consolidation agreement, which shall provide for one or more of the following: that the option or award continues, is assumed or substituted; becomes fully vested and exercisable, followed by its cancellation; or is cancelled for a cash payment equal to the spread that exists on the closing date of the merger or consolidation. A stock unit may also be cancelled for a payment equal to the fair value of the shares of our common stock subject to the stock unit as of the closing date.

Automatic Option Grant Program. As part of the 2006 Equity Incentive Plan, our board of directors approved a program of automatic option grants for non-employee directors on the terms specified below:

•

Each non-employee director receives an initial option for 25,000 shares of our common stock. The initial grant of this option occurs when the director takes office. A director who previously was employed by us is not eligible for this grant. Provided the non-employee director continues in service with us, 25% of this initial option vests one year after the date of grant, and the balance vests in equal monthly installments over the following 36 months.

•

Each non-employee director receives an annual option to purchase 6,250 shares of our common stock on the date of each annual stockholders’ meeting. However, a new director will not receive the initial grant and an annual grant in the same calendar year. A non-employee director who was previously employed by us is eligible for these grants. Effective in November 2007, provided that the director continues in service with us, 100% of each annual option grant vests on the earlier of (i) the one-year anniversary of the grant date, or (ii) the day prior to the company’s annual stockholder meeting approximately one year following the grant date.

•	Options granted to non-employee directors under the 2006 Equity Incentive Plan will become fully vested upon a change in control of us.

•

The exercise price of each non-employee director’s option will be equal to the fair value of our common stock on the option grant date. To the extent permitted by applicable law, a director may pay the exercise price by using cash, shares of common stock that the director already owns or an immediate sale of the option shares through a broker designated by us.

•

The non-employee director’s options have a 10-year term. However, all non-employee director’s options expire 12 months after the director leaves our board of directors due to death or disability or three months after the director leaves our board for any other reason.

•

The administrator may change the number of shares subject to the non-employee directors’ options, may change the terms of the options to be issued in the future and may grant different awards that have an equivalent value to the options described above, as determined by the administrator on the date of grant.

Each of our current non-employee directors other than Mr. Flanders will receive an option to purchase 6,250 shares of our common stock on the date of the Annual Meeting. Mr. Flanders received an automatic stock option grant pursuant to our 2006 Equity Incentive Plan to purchase 25,000 shares of our common stock in connection with his appointment to our board of directors in February 2008.

Amendments or Termination. Our board of directors may amend or terminate the 2006 Equity Incentive Plan at any time. If the board of directors amends the plan, it does not need to seek stockholder approval of the amendment unless applicable law requires it. The 2006 Equity Incentive Plan will terminate on the tenth anniversary of its adoption date, unless our board of directors decides to terminate the plan earlier.

1998 and 2005 Stock Plans—We maintain the 1998 Stock Plan and the 2005 Stock Plan, under which we previously granted restricted stock and options to purchase shares of our common stock, including all stock options granted to our Named Executive Officers. The 1998 and 2005 Stock Plans were terminated with respect to the grant of additional awards upon the effective date of the registration statement related to our initial public offering in October 2006, although we will continue to issue shares of common stock upon the exercise of stock options granted under each plan. The stock options and restricted stock grants under the 1998 and 2005 Stock Plans generally vest over four years at a rate of 25% after one year and 1/48th per month thereafter. Our stock options granted under the 1998 Stock Plan and 2005 Stock Plan prior to January 1, 2008 generally expire after 10 years from the date of grant.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Securities Trading Policy

We have an insider trading policy that prohibits executive officers and other employees from engaging in, among other things, “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future), “short sales against the box” (selling owned, but not delivered securities), and transactions in “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like).

Employment Agreements and Change of Control Arrangements

We executed an offer letter in November 1999, as amended in November 2007, with Mr. Lauer, chairman of our board of directors and our president and chief executive officer, which provides, among other things, that if we terminate Mr. Lauer without cause, he receives the following monthly severance benefits for a 12-month period following his employment termination: (a) payment of his monthly base salary; (b) payment of his monthly COBRA health insurance premiums, if any; and (c) a cash payment equal to any contributions made by us for any employee benefits (other than health benefits) that he was receiving before termination.

Under the terms of Mr. Lauer’s offer letter, assuming a termination without cause of Mr. Lauer’s employment occurred on December 31, 2007, we would have been potentially required to pay Mr. Lauer severance payments totaling $350,000, an estimated amount of up to $18,560 for COBRA health insurance premiums plus an amount equal to our contributions made on his behalf for any employee benefits (other than health benefits) that he was receiving.

We executed an offer letter in May 2000, as amended in August 2000, with Mr. Huizinga, our senior vice president and chief financial officer, which provides, among other things, that if we terminate Mr. Huizinga without cause, he will receive severance equal to six months of his base salary. Assuming a termination without cause of Mr. Huizinga’s employment occurred on December 31, 2007, we would have been potentially required to pay Mr. Huizinga severance totaling $110,000.

We entered into a letter agreement in April 2000, as amended in August 2000 and September 2007, with Mr. Telkamp, our executive vice president of business operations, which provides, among other things, that if we terminate Mr. Telkamp without cause, he will receive severance equal to six months of his base salary and all bonuses to which he would have been eligible to receive during that period. Assuming a termination without cause of Mr. Telkamp’s employment occurred on December 31, 2007, we would have been potentially required to pay Mr. Telkamp severance totaling $219,375.

We entered into a letter agreement in July 1999, as amended in August 2000, with Dr. Wang, our executive vice president of technology and chief technology officer, which provides that if we terminate Dr. Wang without cause, he will receive severance equal to six months of his base salary and all health insurance benefits to which he would have been eligible to receive during that period. Assuming a termination without cause of Dr. Wang’s employment occurred on December 31, 2007, we would have been potentially required to pay Dr. Wang severance totaling $134,280.

Under our 2006 Equity Incentive Plan, the board of directors or its compensation committee, as administrator of the 2006 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options and restricted stock units held by our Named Executive Officers and any other person in connection with certain changes in our control. In addition, options granted to our non-employee directors as part of the automatic grant program for those directors will become fully vested upon a change of control of us.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,626,184	$7.44	2,463,746	(2)
Equity compensation plans not approved by security holders	—	—	—

Total	2,626,184	$7.44	2,463,746

(1)	Consists of the 1998 Stock Plan, the 2004 Stock Plan for eHealth China, the 2005 Stock Plan and the 2006 Equity Incentive Plan.
(2)	Includes 2,463,746 shares available for issuance under the 2006 Equity Incentive Plan. Our Board of Directors determined not to grant any additional equity awards under the 1998 Stock Plan, the 2004 Stock Plan for eHealth China or the 2005 Stock Plan following the completion of our initial public offering in October 2006.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act, of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee of the board of directors is comprised of three directors, each of whom qualifies as “independent” under the rules of the Securities and Exchange Commission and the current listing requirements of the NASDAQ Global Market. The current members of the audit committee are Steven M. Cakebread, Michael D. Goldberg and Christopher J. Schaepe. The audit committee acts pursuant to a written charter that was adopted by the board of directors in April 2006.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the company’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) the company’s independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended December 31, 2007 and the company’s internal control over financial reporting. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, has discussed with the independent registered public accounting firm, Ernst & Young LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Audit Committee

Steven M. Cakebread

Michael D. Goldberg

Christopher J. Schaepe

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for audit and other services rendered in 2006 and 2007 (in thousands):

	Fiscal Years Ended
	2006	2007
Audit fees(1)	$3,049	$2,059
Audit-related fees(2)	—	13
Tax fees(3)	12	4
All other fees(4)	2	2

	$3,063	$2,078

(1)	Audit fees: These fees consist of professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, accounting advice and consultations including those related to our initial public offering, documentation assistance procedures to meet the requirements of the Sarbanes-Oxley Act of 2002, as well as accounting advice and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees: These consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax fees: These fees consist of professional services rendered for tax compliance, tax planning, tax return preparation and technical tax advice.
(4)	All other fees: These fees consist of services not captured in the audit, audit-related or tax categories.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Required Vote and Board of Directors Recommendation

Ratification of Ernst and Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and voting at the Annual Meeting in person or by proxy. This ratification is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our stockholders.

The board of directors recommends a vote “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC and the NASDAQ Global Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during the fiscal year ended December 31, 2007 all Reporting Persons complied with all applicable reporting requirements.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 31, 2008.

Our bylaws contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals. Under our bylaws, a stockholder proposal will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our secretary at our executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that such stockholder’s notice must be delivered to or mailed and received by our secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made.

ANNUAL REPORT

We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of common stock at the close of business on April 18, 2008, a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules. The written request should be sent to: Investor Relations, eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.

Whether you intend to be present at the Annual Meeting or not, we urge you vote by using the Internet or telephone, or signing and mailing the enclosed proxy promptly.

By order of the Board of Directors.

Gary L. Lauer

Chairman of the Board of Directors, President and

Chief Executive Officer

Mountain View, California

April 30, 2008

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 10, 2008.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/EHTH

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2.

1. Election of Director: For Withhold For Withhold + 01 - Sheryl Sandberg 02 - Christopher J. Schaepe

For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2008:

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — eHealth, Inc.

Notice of 2008 Annual Meeting of Stockholders

The Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301 Proxy Solicited by Board of Directors for Annual Meeting — June 10, 2008 at 8:30 a.m. Pacific Daylight Time

Gary L. Lauer, Stuart M. Huizinga and Bruce A. Telkamp, or any of them (collectively, the “Proxies”), each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of eHealth, Inc. to be held on June 10, 2008 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominated directors and FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2008.

In their discretion, each of the Proxies are authorized to vote upon such other business as may properly come before the meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C OF THIS CARD

(Items to be voted appear on reverse side.)